ITEM 77E - LEGAL PROCEEDINGS
Since October 2003, Federated and related entities
 (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the United States District Court for the
 District of Maryland. The lawsuits
were purportedly filed on behalf of people who purc hased, owned and/or redeemed shares of Federated-spo nsored mutual funds during specified periods beginning November 1, 1998. The s uits are generally similar in alleging that Federate d engaged in illegal and improper trading practices including market timing a nd late trading in concert with certain institution al traders, which allegedly caused financial injury to the mutual fund shareholders. T hese lawsuits began to be filed shortly after Feder ated's first public announcement that it had received requests for information on sh areholder trading activities in the Funds from the SEC, the Office of the New York
State Attorney General ("NYAG"), and other authorit ies. In that regard, on November 28, 2005, Federate d announced that it had reached final settlements with the SEC and the NYA
G with respect to those matters. Specifically, the SEC and NYAG settled proceedings against three Federated subsidiaries in volving undisclosed market timing arrangements and late trading. The SEC made findings: that Federated Investment Management Com pany ("FIMC"), an SEC-registered investment adviser to various Funds, and
Federated Securities Corp., an SEC-registered broker
-dealer and distributor for the Funds, violated prov isions of the Investment Advisers
Act and Investment Company Act by approving, but not
 disclosing, three market timing arrangements, or th e associated conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or t
o the funds' board; and that
Federated Shareholder Services Company, formerly an
SEC-registered transfer agent, failed to prevent a cu stomer and a Federated employee from late trading in violation of provision s of the Investment Company Act. The NYAG found that such conduct violated
provisions of New York State law. Federated entered into the settlements without admitting or denying the regulators' findings. As
Federated previously reported in 2004, it has alread y paid approximately $8.0 million to certain funds a s determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of
an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment
company unless (i) at least 75% of the fund's direct ors are independent of Federated, (ii) the chairman of each such fund is independent of Federated, (iii) no action may be tak en by the fund's board or any committee thereof unles s approved by a majority of the independent trustees of the fund or committee, re spectively, and (iv) the fund appoints a "senior offi cer" who reports to the independent trustees and is responsible for monitorin g compliance by the fund with applicable laws and fid uciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press release s and related communications on those matters, is ava ilable in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated entities have also been named as defendants in several additional lawsuits that are now pending in the United States
District Court for the Western District of Pennsylva nia, alleging, among other things, excessive advisor y and Rule 12b-1 fees.
The Board of the Funds retained the law firm of Dic kstein Shapiro LLP to represent the Funds in each of the lawsuits described in the preceding two paragraphs. Federated and the Fund s, and their respective counsel, have been defending this litigation, and none of the Funds remains a defendant in any of the lawsuits
 (though some could potentially receive any recoverie s as nominal defendants).
Additional lawsuits based upon similar allegations m ay be filed in the future. The potential impact of t hese lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Alt hough we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulator y investigations will not result in increased Fund red emptions, reduced sales of
Fund shares, or other adverse consequences for the Funds.